Exhibit 99.1

FOR IMMEDIATE RELEASE:	April 9, 2012
Lisa F. Campbell, Executive Vice President
Chief Operating Officer and Chief Financial Officer
(910) 892-7080, lisac@newcenturybanknc.com www.newcenturybanknc.com

NEW CENTURY BANCORP COMPLETES SALE

OF PEMBROKE AND RAEFORD BRANCHES

DUNN, NC … New Century Bancorp (NASDAQ – NCBC), the parent company of New Century Bank, completed its previously announced agreement to sell and transfer its two branches in Pembroke and Raeford, North Carolina, to Lumbee Guaranty Bank at the close of business on Friday, April 6, 2012, announced Lisa F. Campbell, executive vice president, chief operating officer and chief financial officer.

Lumbee Guaranty Bank acquired all property, equipment, as well as other selected assets of the Pembroke and Raeford branches, in addition to assuming all associated deposits. New Century Bank retains the majority of loans associated with the two branches.

“We are pleased to smoothly transition our Pembroke and Raeford customers to Lumbee Guaranty Bank,” commented William L. Hedgepeth II, president and chief executive officer of New Century Bancorp and New Century Bank. “We have enjoyed serving these communities; however, after careful consideration we believe the sale of these branches is the right thing for our company. New Century remains well-capitalized and this transaction will further enhance that position.”

Campbell added “The decision to streamline operations will improve our profitability while we continue to provide customer-focused and cost-effective banking services.”

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New Century Bancorp, the holding company for New Century Bank, is headquartered in Dunn, NC and has branch offices in these North Carolina communities: Dunn, Clinton, Fayetteville, Goldsboro, Lillington, Lumberton, and a loan production office in Greenville. New Century Bancorp’s common stock is traded on the NASDAQ Global Market under the symbol “NCBC.” New Century Bancorp’s website is newcenturybanknc.com.

This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of each company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of customers, actions of government regulators, the level of market interest rates, and general economic conditions. Additional information about the factors that could affect the matters discussed in this paragraph is contained in New Century Bancorp’s filings with the Securities and Exchange Commission, including their periodic reports under the Securities Exchange Act of 1934.